Exhibit 99.1

News Release

Edgewise Therapeutics Reports Second Quarter 2024 Financial Results and Recent Business Highlights

– Completed Phase 1 SAD and MAD trial of EDG-7500 in healthy volunteers; Dosing patients in Phase 2 CIRRUS-HCM trial of EDG-7500 in individuals with oHCM –

– Continued to advance GRAND CANYON global pivotal cohort of sevasemten in adults with Becker –

– Advanced Phase 2 LYNX and FOX trials of sevasemten in children with Duchenne –

Boulder, Colo., (August 8, 2024) – Edgewise Therapeutics, Inc., (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today reported financial results for the second quarter of 2024 and recent business highlights.

“We continue to make strong progress on our cardiac and skeletal muscle programs,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “We look forward to sharing important updates on both our EDG-7500 and sevasemten programs over the coming months.”

Recent Highlights

Cardiovascular Program / EDG-7500

EDG-7500 is a novel oral, selective, cardiac sarcomere modulator, specifically designed to slow early contraction velocity and address impaired cardiac relaxation associated with hypertrophic cardiomyopathy (HCM) and other diseases of diastolic dysfunction. Preclinical data in models of both obstructive and non-obstructive HCM suggest the ability to drive a beneficial response at a low risk of decreasing left ventricular ejection fraction below normal at all doses tested. Based on EDG-7500’s self-limiting effect on systolic contraction observed in preclinical models, the Company plans to investigate fixed-dose regimens of EDG-7500, thus potentially avoiding intensive safety monitoring of patients.

Phase 1 Trial of EDG-7500: During the quarter, the Company completed the randomized, placebo-controlled, single and multiple ascending dose Phase 1 trial evaluating safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) in healthy adults.

Phase 2 CIRRUS-HCM trial of EDG-7500: The Company continues to enroll CIRRUS-HCM, a multi-center, two-part, open-label trial of EDG-7500 in patients with obstructive HCM at up to 20 clinical sites in the U.S. The trial will evaluate the safety, tolerability, PK and PD of EDG-7500 in up to 55 participants. Participants enrolled in this trial will receive EDG-7500 as a single oral dose (Part A) and have the option to receive multiple oral doses for 28 days (Part B). Part B of the trial will also enroll non-obstructive HCM patients who will be studied over 28-days. The Company is on track to present topline data of EDG-7500 from the Phase 1 trial in healthy volunteers and from the single dose arm of CIRRUS-HCM (Part A) in patients with obstructive HCM (three cohorts across different doses) in September. To learn more about these trials visit clinicaltrials.gov, NCT06011317 (Phase 1) and NCT06347159 (Phase 2).

Muscular Dystrophy Program / sevasemten

Becker Muscular Dystrophy (Becker)

Sevasemten is an orally administered small molecule designed to prevent contraction-induced muscle damage in muscular dystrophies including Becker and Duchenne. There are currently no approved therapies for individuals with Becker, a serious genetic, progressive neuromuscular disorder with significant unmet need.

CANYON Phase 2 placebo-controlled trial in adults with Becker: CANYON, the largest interventional Becker trial to date, includes 40 adults and 29 adolescents with a sevasemten treatment period of 12 months. The primary endpoint of CANYON is change in creatine kinase (CK) over the treatment period with additional measures collected, including North Star Ambulatory Assessment (NSAA), 100-meter timed test, biomarkers of muscle damage and MRI. The Company expects to report CANYON data in the fourth quarter of 2024.

GRAND CANYON, a global pivotal cohort in Becker: GRAND CANYON, an expansion of the CANYON placebo-controlled trial, is a multi-center, randomized, double-blind, placebo-controlled cohort to evaluate the safety and efficacy of sevasemten in adults with Becker. The primary endpoint of GRAND CANYON is change in NSAA. In addition, other functional assessments, biomarkers of muscle damage and safety will be assessed. GRAND CANYON is an 18-month cohort anticipated to recruit approximately 120 individuals with Becker. Data from GRAND CANYON, if positive, could support a marketing application. To learn more, go to clinicaltrials.gov (NCT05291091) or the GRAND CANYON microsite: https://www.beckergcstudy.com.

Duchenne Muscular Dystrophy

LYNX Phase 2 trial in boys with Duchenne: LYNX is a 2-part multi-center, dose-finding Phase 2 trial to evaluate the effect of sevasemten on safety, PK, and biomarkers of muscle damage in children aged 4 to 9 years with Duchenne treated with oral, once-daily sevasemten. The trial will also explore changes in functional measures such as NSAA, stride velocity 95th centile (SV95C) and self-reported/caregiver-reported outcomes.

The Company plans to report LYNX data, including safety, PK, changes in biomarkers of muscle damage and functional changes in NSAA and SV95C in the fourth quarter of 2024. The Company will rely on LYNX data, along with data from the FOX trial of Duchenne children previously treated with gene therapy, to guide the design and powering of a Phase 3 trial in Duchenne, planned to be initiated in the first half of 2025. For more information on LYNX go to clinicaltrials.gov to learn more about this trial (NCT05540860).

FOX Phase 2 trial in boys with Duchenne (previously treated with gene therapy): The Company is advancing FOX, a Phase 2 placebo-controlled trial to assess the effect of sevasemten over 12 weeks on safety, PK and biomarkers of muscle damage in children and adolescents aged 6 to 14 years with Duchenne who have been previously treated with gene therapy. The trial will also explore changes in functional measures such as NSAA, SV95C and self-reported/caregiver-reported outcomes. There has been exceptional enthusiasm from the Duchenne community for this trial, evident in the Company’s ability to over-enroll the trial within two months. Go to clinicaltrials.gov to learn more about this trial (NCT06100887).

Strengthened Engagement with the Scientific and Patient Communities

The Company continued its education and outreach in the HCM and muscular dystrophy medical and patient communities. Presentations were made at the American Heart Association’s Basic Cardiovascular Sciences Scientific Sessions and Parent Project Muscular Dystrophy Annual Conference, as well as additional patient-focused forums. The Company continues to sponsor and participate in numerous other clinician and patient-focused events.

Second Quarter Financial Results

Cash, cash equivalents and marketable securities were $511.8 million as of June 30, 2024.

Research and development (R&D) expenses were $30.7 million for the second quarter of 2024, compared to $27.7 million for the immediately preceding quarter. The increase of $3.0 million was primarily driven by an additional $1.7 million in clinical trial expenses and related development activities for the sevasemten and EDG-7500 clinical programs from increasing clinical trial enrollment, $0.9 million increase in drug discovery and preclinical costs, and $0.4 million higher personnel-related costs.

General and Administrative (G&A) expenses were $7.4 million for the second quarter of 2024, compared to $7.1 million for the immediately preceding quarter. The increase of $0.3 million was primarily driven by $0.2 million in increased personnel-related costs and $0.1 million in professional and consulting costs.

Net loss and net loss per share for the second quarter of 2024 was $31.5 million or $0.34 per share, compared to $28.5 million or $0.33 per share for the immediately preceding quarter.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of novel therapeutics. Sevasemten is an orally administered skeletal myosin inhibitor in late-stage clinical trials in Becker and Duchenne muscular dystrophies. EDG-7500 is a novel cardiac sarcomere modulator for the treatment of hypertrophic cardiomyopathy and other diseases of diastolic dysfunction, currently in Phase 2 clinical development. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, X (formerly Twitter), Facebook and Instagram.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including sevasemten and EDG-7500; statements regarding Edgewise’s expectations relating to its clinical trials, including timing of reporting data (including the CANYON Phase 2 trial, LYNX Phase 2 trial, the single dose arm of CIRRUS-HCM in patients with obstructive HCM and the topline data of Phase 1 trial of EDG-7500 in healthy volunteers) and statements regarding Edgewise’s expectations relating to its plans to investigate fixed-dose regimens of EDG-7500; statements regarding the advancement of Edgewise’s research and development programs; the timing of the initiation of a Phase 3 trial of sevasemten in Duchenne, a 28-day trial in patients with obstructive and non-obstructive HCM and an open-label extension trial of EDG-7500; the possibility of data from GRAND CANYON to support a marketing application; statements regarding Edgewise’s pipeline of product candidates and programs; statements regarding Edgewise’s anticipated milestones; statements regarding potential over enrollment of the FOX Phase 2 trial; and statements by Edgewise’s President and Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with Edgewise’s limited operating history, its products being early in development and not having products approved for commercial sale; risks associated with Edgewise not having generated any revenue to date; Edgewise’s ability to achieve objectives relating to the discovery, development and commercialization of its product candidates, if approved; Edgewise’s need for substantial additional capital to finance its operations; Edgewise’s substantial dependence on the success of its sevasemten; Edgewise’s ability to develop and commercialize sevasemten and EDG-7500 and discover, develop and commercialize product candidates in future programs; risks related to Edgewise’s clinical trials of its product candidates not demonstrating safety and efficacy; risks related to Edgewise’s product candidates causing serious adverse events, toxicities or other undesirable side effects; the outcome of preclinical testing and early clinical trials not being predictive of the success of later clinical trials and the risks related to the results of Edgewise’s clinical trials not satisfying the requirements of regulatory authorities; delays or difficulties in the enrollment and/or maintenance of patients in clinical trials; risks related to failure to capitalize on other indications or product candidates; risks related to competition; risks relating to interim, topline and preliminary data from Edgewise’s clinical trials changing as more patient data becomes available; risks related to the regulatory approval processes being lengthy, time consuming and inherently unpredictable; risks related to regulatory authorities not accepting data from trials conducted in locations outside of their jurisdiction; risks relating to Edgewise’s ability to attract and retain highly skilled executive officers and employees; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; Edgewise’s reliance on third parties; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.

Condensed Statement of Operations

(in thousands except share and per share amounts, unaudited)

	Three months ended
	June 30, 2024	March 31, 2024
Operating expenses:
Research and development	$30,680	$27,694
General and administrative	7,427	7,059
Total operating expenses	38,107	34,753
Loss from operations	(38,107)	(34,753)
Interest income	6,610	6,228
Net loss	$(31,497)	$(28,525)
Net loss per share - basic and diluted	$(0.34)	$(0.33)
Weighted-average shares outstanding, basic and diluted	93,515,356	87,567,307

Edgewise Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands, unaudited)

	June 30,	December 31,
	2024	2023
Assets
Cash, cash equivalents and marketable securities	$511,751	$318,393
Other assets	19,896	21,642
Total assets	$531,647	$340,035
Liabilities and stockholders' equity
Liabilities	21,173	21,205
Stockholders' equity	510,474	318,830
Total liabilities and stockholders' equity	$531,647	$340,035

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Edgewise Contacts
Investors:
Michael Carruthers, Chief Financial Officer
ir@edgewisetx.com

Media:
Maureen Franco, VP Corporate Communications
media@edgewisetx.com